EXHIBIT 99.1

PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Carol Ruth/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7004/7030
858-909-1800	cruth@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NUVASIVE REPORTS FIRST QUARTER 2007 REVENUE OF $33.2 MILLION
- Increases 2007 Revenue and Profitability Guidance -
First Quarter 2007 Highlights:
•	Total revenues increased to $33.2 million; up 68.8% from the first quarter of 2006

•	Gross profit increased to $27.5 million; up 74.1% from the first quarter of 2006

•	Gross margin was 82.8%; up 250 basis points from the first quarter of 2006

•	GAAP loss per share for the quarter was $(0.13); non-GAAP basis loss per share was $(0.03)

•	Vertical integration was 45%; consistent with the fourth quarter of 2006
SAN DIEGO, April 25, 2007 – NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today first quarter financial results for the quarter ended March 31, 2007.

The Company reported first quarter revenues of $33.2 million, a 68.8% increase over the $19.7 million for the first quarter of 2006 and a 9.0% increase over the $30.5 million for the fourth quarter of 2006.
Gross profit for the first quarter of 2007 was $27.5 million and gross margin was 82.8%, compared to a gross profit of $15.8 million and a gross margin of 80.3% in the first quarter of 2006. For the fourth quarter of 2006, gross profit was $25.3 million and gross margin was 83.1%.
Total operating expenses for the first quarter of 2007 were $33.8 million, compared with $25.0 million in the first quarter of 2006 and $29.5 million in the fourth quarter of 2006. The quarter-over-quarter and year-over-year increases are due primarily to (i) continued investment in the Company’s next generation MAS products, specifically those scheduled to be launched late in the second quarter and in the third quarter of 2007; (ii) costs incurred in the first quarter of 2007 related to the NeoDisc clinical trial; and (iii) with respect to the year-over-year increase, additional sales costs directly associated with higher revenue.
On a GAAP basis for the first quarter of 2007, the Company reported a net loss of $4.4 million or $(0.13) per share. On a non-GAAP basis, the Company reported a net loss of $0.9 million or $(0.03) per share. The non-GAAP earnings per share calculation in the first quarter of 2007 excludes (i) stock based compensation of $3.1 million and (ii) amortization of acquired intangible assets of $0.3 million.
Cash, cash equivalents and investments were $106.9 million at March 31, 2007.
In January 2007, NuVasive announced that it acquired technology and assets from Radius Medical, LLC, including exclusive license and marketing rights to the Formagraft® Bone Graft biologic product and the underlying collagen technology. NuVasive believes the product’s combination of highly purified type 1 collagen, hydroxyapatite and tricalcium phosphate, makes Formagraft an ideal matrix to deliver robust bone growth and improved fusion results in both lumbar and cervical spine fusion procedures.
Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “Our robust first quarter results were driven by the increased effectiveness of our exclusive sales force on MAS products and the early success of SpheRx II, XLP Lateral Plate and Formagraft. These innovative products were released on a limited basis during the quarter and were particularly well received by spine surgeons. We remain excited about these products and the revenue they will bring starting in the third quarter by which time inventory will be substantially increased. Our focus during the second quarter is to build the necessary inventory for these products and fully assimilate them into our sales process. Our exclusive sales force continues to make significant progress in deepening our overall product penetration as well as facilitating increased adoption of our XLIF procedure. This progress can be seen in our ability to maintain our strong vertical integration level of 45% while adding approximately 75 new accounts in the quarter. ”

Guidance
NuVasive announced increased full year 2007 financial guidance as follows:
Revenue: $139 to $143 million
GAAP loss per share: $(0.43) to $(0.36)
Non-GAAP earnings per share: $0.05 to $0.09
Reconciliation of Non-GAAP Information
Management uses certain non-GAAP financial measures such as non-GAAP earnings per share and non-GAAP net loss per share, which exclude the following charges: (i) stock based compensation; (ii) charges directly related to acquisition transactions such as in-process research and development, milestone payments, amortization of the acquired technology assets and certain other non-recurring internal costs incurred as a result of the transaction; and (iii) certain other amounts related to non-recurring events. Management does not consider these costs in evaluating the continuing operations of the Company because management believes they are not indicative of the ongoing business operations. Therefore, management calculates the non-GAAP financial measures provided in this earnings release excluding these costs and uses these non-GAAP financial measures to enable it to analyze further and more consistently the period-to-period financial performance of its core business operations. Management believes that providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in a way management assesses, the Company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measure.
Reconciliation of First Quarter 2007 Results

(in thousands, except per share amounts)
GAAP net loss (A)	$(4,420)
Stock based compensation (B)	3,144
Amortization of acquired intangible assets (C)	341

Non-GAAP net loss (A)	$(935)

GAAP net loss per share (A)	$(0.13)
Stock based compensation (B)	0.09
Amortization of acquired intangible assets (C)	0.01

Non-GAAP loss per share per (A)	$(0.03)

Shares used in computing GAAP and Non-GAAP net loss per share (A)	34,314

Reconciliation of Full Year 2007 Guidance

	Range for Year Ending
(in thousands, except per share amounts)	December 31, 2007
	Low	High

GAAP net loss per share (A)	$(0.43)	$(0.36)
Stock based compensation (B)	0.43	0.40
Amortization of acquired intangible assets (C)	0.05	0.05

Non-GAAP earnings per share (A)	$0.05	$0.09

Shares used in computing GAAP net loss per share (A)	34,650	34,650

Share used in computing non-GAAP net loss per share (A)	36,092	36,092

A – GAAP net loss per share is calculated using basic weighted shares outstanding; Non-GAAP earnings per share for the full year 2007 is calculated using diluted weighted shares outstanding,

B – Non-cash stock-based compensation.

C – Amortization of technology assets purchased in 2005 and 2007.
Conference Call
NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are 1-877-407-4018 for domestic callers and 1-201-689-8471 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.
After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through May 25, 2007. In addition, a telephonic replay of the call will be available until May 16, 2007. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 237246.
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $3.6 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as a growing offering of cervical and motion preservation products.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings – NeuroVision(R), a proprietary software-driven nerve avoidance system; MaXcess(R), a unique split-blade design retraction system; and specialized implants, like SpheRx(R) and CoRoent(R) – that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s product offering is also focused on cervical internal fixation products and its R&D pipeline emphasizes both MAS and motion preservation.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that the Company’s financial projections may prove incorrect because of unexpected difficulty in generating sales or achieving anticipated profitability; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006

Revenues	$33,220	$19,685
Cost of goods sold	5,707	3,880

Gross profit	27,513	15,805

Operating expenses:
Sales, marketing and administrative	28,040	21,019
Research and development	5,752	3,990

Total operating expenses	33,792	25,009
Interest and other income, net	1,859	1,098

Net loss	$(4,420)	$(8,106)

Net loss per share:
Basic and diluted	$(0.13)	$(0.27)

Weighted average shares—basic and diluted	34,314	29,649

Stock-based compensation is included in operating expenses in the following categories:
Sales, marketing and administrative	$2,628	$2,789
Research and development	516	812

	$3,144	$3,601

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$37,401	$41,476
Short-term investments	59,015	73,930
Accounts receivable, net	21,485	18,960
Inventory, net	21,606	18,636
Prepaid expenses and other current assets	1,213	1,716

Total current assets	140,720	154,718
Property and equipment, net of accumulated depreciation	29,757	30,573
Intangible assets, net of accumulated amortization	25,745	8,441
Long-term investments	10,463	1,996
Other assets	425	456

Total assets	$207,110	$196,184

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,543	$8,272
Accrued payroll and related expenses	8,108	9,142
Royalties payable	1,386	1,068

Total current liabilities	19,037	18,482
Long-term liabilities	1,409	1,399
Commitments and contingencies Stockholders’ equity:
Common stock, $.001 par value; 70,000 shares authorized, 34,509 and 33,929 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	35	34
Additional paid-in capital	347,827	333,009
Accumulated other comprehensive loss	(63)	(25)
Accumulated deficit	(161,135)	(156,715)

Total stockholders’ equity	186,664	176,303

Total liabilities and stockholders’ equity	$207,110	$196,184

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31,
	2007	2006

Operating activities:
Net loss	$(4,420)	$(8,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,854	1,611
Stock-based compensation	3,144	3,601
Other non-cash adjustments	523	(110)
Changes in operating assets and liabilities:
Accounts receivable	(2,552)	(471)
Inventory	(3,362)	(2,050)
Prepaid expenses and other current assets	376	378
Accounts payable and accrued liabilities	1,410	2,031
Accrued payroll and related expenses	(1,034)	(1,600)

Net cash used in operating activities	(3,061)	(4,716)

Investing activities:
Cash paid for acquisition of Radius Medical LLC	(6,970)	—
Purchases of property and equipment	(1,698)	(1,934)
Sales of short-term investments	45,350	3,050
Purchases of short-term investments	(30,435)	(43,632)
Sales of long-term investments	2,000	—
Purchases of long-term investments	(10,467)	—
Other assets	31	(88)

Net cash provided by (used in) investing activities	(2,189)	(42,604)

Financing activities:
Issuance of common stock, including net proceeds from secondary offering	1,175	142,534

Net cash provided by financing activities	1,175	142,534

Decrease/increase in cash and cash equivalents	(4,075)	95,214
Cash and cash equivalents at beginning of period	41,476	12,545

Cash and cash equivalents at end of period	$37,401	$107,759